EXHIBIT 5.1

                       Resignation of Director and Officer

I, Carol Slavin, resign as Director and President of 12 to 20 Plus, Inc. there being no disagreements or conflicts with the company.

Dated: this 19th day of January, 2005


/s/Carol Slavin
----------------
   Carol Slavin